Exhibit 99.1

News Release

DARLING INGREDIENTS INC. REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS

•	Net income of $0.1 million; Pro forma Adjusted EBITDA of $103.5 million

•	Foreign exchange impact of the strengthening U.S. dollar

•	Feed Segment margins normalizing

•	Food Segment earnings reflect stable performance—restructure charge in the quarter

May 14, 2015 – IRVING, TEXAS – Darling Ingredients Inc. (NYSE: DAR), a global leader in converting edible and inedible bio-nutrient streams into a wide range of ingredients and specialty products for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy, and fertilizer industries, today announced financial results for the first quarter ended April 4, 2015.

For the first quarter of 2015, the Company reported net sales of $874.7 million, as compared with net sales of $946.3 million for the first quarter of 2014. The $71.6 million decrease in net sales is primarily attributable to lower finished product prices, primarily global fat markets, and the foreign exchange rate impact of a weaker euro and Canadian dollar. Raw material volumes globally were stronger year over year.

Net income attributable to Darling for the three months ended April 4, 2015, was $0.1 million, or $0.00 per diluted share, compared to a net loss of $(52.8) million, or $(0.32) per diluted share, in the first three months of 2014. The Company’s first quarter 2015 results include 13 weeks of operations from the VION Acquisition, as compared to 12 weeks of operations from the VION Acquisition in the first quarter of 2014. The results for the first three months of 2015 and 2014, respectively include the following after-tax costs:

Fiscal 2015

•	$2.9 million ($0.02 per diluted share) associated with integration costs.

Fiscal 2014

•	$31.3 million ($0.19 per diluted share) related to a non-cash inventory step-up;

•	$22.1 million ($0.13 per diluted share) related to retirement costs of the Company’s 8.5% Senior Notes;

•	$13.8 million ($0.08 per diluted share) associated with acquisition and integration costs;

•	$8.8 million ($0.05 per diluted share) related to euro forward contracts hedged for the closing of the VION Acquisition.

News Release May 14, 2015 Page 2

Net income and diluted earnings per share would have been $3.0 million and $0.02 per diluted share, respectively, for the first three months of 2015, as compared to $23.2 million and $0.13 per diluted share, respectively, for the first three months of 2014, without the acquisition and integration costs, noncash inventory step-up associated with the VION Acquisition, the redemption fees and write-off of deferred loan costs associated with the retirement of the Company’s 8.5% Senior Notes and the foreign exchange loss related to the closing of the VION Acquisition. When comparing the first three months of fiscal 2015 to the first three months of fiscal 2014 this would have resulted in a $(20.2) million decrease in net income. The decrease is attributable to lower finished product prices, lower equity income in unconsolidated subsidiaries and the impact of foreign exchange rates as a function of the strengthening U.S. dollar as compared mainly to the euro and Canadian dollar, which were partially offset by an increase in raw material volumes.

Comments on the First Quarter

“On a sequential basis, we have executed on a number of changes to improve operating performance in light of lower grain, protein and fat prices worldwide flowing through our business segments. We continue to focus on margin management, operating efficiencies and reduced administrative costs to offset the headwinds,” said Randall Stuewe, Darling Ingredients Inc. Chairman and Chief Executive Officer.

“The Feed Ingredients Segment saw improvement in margins. Our USA rendering business continues to deliver as predicted while Europe and Canada are delivering near investment case returns. Our USA restaurant services and bakery feeds businesses continue to face margin pressures from lower prices for fats and corn, both year over year and sequentially. Necessary procurement and organizational adjustments are being executed. Strong slaughter of poultry and hogs combined with heavier market weights showed significant increases in raw material volumes,” continued Mr. Stuewe. “Lower energy prices for natural gas and diesel in the U.S. provided some relief to this global price re-setting environment.”

“The Food Ingredients Segment saw improved performance from the gelatin business with significant recovery from the China markets from fourth quarter 2014. The closure of the Russian border continues to provide significant increases in raw materials while the oversupply continues to pressures edible fat values. Our casings business showed improved performance with stable volumes and pricing.”

“Our Fuel Ingredients Segment delivered solid earnings with the stability of Rendac, our disposal rendering business, and the contribution from our Ecoson operations. Volumes moderated within Rendac as compared to fourth quarter 2014, and we felt some margin pressure from competing energy alternatives. The Diamond Green Diesel (DGD) Joint Venture continued its strong operational performance in the first quarter of 2015 producing over 37 million gallons of renewable diesel.” Mr. Stuewe added, “While Congress has yet to act, we still anticipate the blenders tax credit to be retroactive later this year and look forward to the release by the EPA on the mandate levels for 2015-2017.”

News Release May 14, 2015 Page 3

“Overall, our business platform is solid and continues to grow organically with investments in five new processing facilities. We strive to build long term investor value creating sustainable ingredients for a growing population,” concluded Mr. Stuewe.

Reconciliation of First Quarter 2015 Net Income to Adjusted EBITDA

Darling Ingredients Inc. reports Adjusted EBITDA results, which is a non-GAAP financial measure, as a complement to results provided in accordance with generally accepted accounting principles (GAAP). The Company believes that Adjusted EBITDA provides additional useful information to investors. As the Company uses the term, Adjusted EBITDA means:

	Three Months Ended - Year over Year
Adjusted EBITDA (U.S. dollars in thousands)	April 4, 2015	March 29, 2014

Net income/(loss) attributable to Darling	$109	$(52,803)
Depreciation and amortization	66,398	65,669
Interest expense	23,109	58,857
Income tax expense/(benefit)	2,115	(18,290)
Foreign currency loss	2,460	13,814
Other expense, net	509	1,138
Equity in net (income)/loss of unconsolidated subsidiary	1,808	(5,077)
Net income attributable to noncontrolling interests	1,715	1,797

Adjusted EBITDA	$98,223	$65,105

Non-cash inventory step-up associated with VION Acquisition	—	44,831
Acquisition and integration-related expenses	5,319	15,948
Darling Ingredients International - 13th week (1)	—	4,100

Pro forma Adjusted EBITDA (Non-GAAP)	$103,542	$129,984

DGD Joint Venture Adjusted EBITDA (Darling’s share) (2)	$2,346	$9,072

(1)	January 7, 2014 closed on VION Ingredients, thus the 13th week would be revenue adjusted for January 1, 2014 through January 7, 2014.
(2)	Darling’s pro forma adjusted EBITDA (Non-GAAP) in the above table does not include the DGD Joint Venture adjusted EBITDA (Darling’s share) if we had consolidated the DGD Joint Venture.

For the first three months of fiscal 2015, the Company generated Adjusted EBITDA of $98.2 million, as compared to $65.1 million in the same period a year ago. The increase was primarily attributable to the reduction of nonrecurring costs incurred in the prior year as part of the VION Acquisition. On a Pro forma Adjusted EBITDA basis, the Company would have generated $103.5 million in the first quarter 2015, as compared to a Pro forma Adjusted EBITDA of $130.0 million in the

News Release May 14, 2015 Page 4

same period in 2014. The decrease in the Pro forma Adjusted EBITDA is attributable to lower finished product prices and the impact of foreign exchange rates as a function of the strengthening U.S. dollar as compared mainly to the euro and Canadian dollar, which were partially offset by an increase in raw material volumes.

As a result of the strengthened U.S. dollar, the above Pro forma Adjusted EBITDA results for the first quarter of 2015 would have been $116.4 million when taking into consideration the change in average foreign exchange (FX) fluctuations of $12.9 million as compared to the Pro forma Adjusted EBITDA of $130.0 million for the first quarter of 2014, a reduction of $13.6 million.

Reconciliation of First Quarter 2015 Adjusted EBITDA to Fourth Quarter 2014 Adjusted EBITDA

	Three Months Ended - Sequential
Adjusted EBITDA (U.S. dollars in thousands)	April 4, 2015	January 3, 2015

Net income attributable to Darling	$109	$69,943
Depreciation and amortization	66,398	69,039
Interest expense	23,109	24,633
Income tax expense	2,115	4,792
Foreign currency loss	2,460	1,267
Other expense/(income), net	509	(269)
Equity in net (income)/loss of unconsolidated subsidiary	1,808	(59,547)
Net (loss)/income attributable to noncontrolling interests	1,715	(1,155)

Adjusted EBITDA	$98,223	$108,703

Acquisition and integration-related expenses	5,319	2,362

Pro forma Adjusted EBITDA (Non-GAAP)	$103,542	$111,065

DGD Joint Venture Adjusted EBITDA (Darling’s share) (1)	$2,346	$63,757

(1)	Darling’s Pro forma Adjusted EBITDA (Non-GAAP) in the above table does not include the DGD Joint Venture Adjusted EBITDA (Darling’s share) if we had consolidated the DGD Joint Venture.

On a sequential basis, for the first three months of fiscal 2015, the Company generated Adjusted EBITDA of $98.2 million, as compared to $108.7 million in the three months ended January 3, 2015. On a Pro Forma Adjusted EBITDA basis, the Company would have generated $103.5 million in the first three months of fiscal 2015, as compared to a Pro forma Adjusted EBITDA of $111.1 million in the three months ended January 3, 2015, a decrease of approximately $7.6 million. The decrease in the Pro forma Adjusted EBITDA is attributable to lower finished product prices and the impact of foreign exchange rates as a function of the strengthening U.S. dollar as compared mainly to the euro and Canadian dollar.

News Release May 14, 2015 Page 5

As a result of the strengthened U.S. dollar, the above Pro forma Adjusted EBITDA results for the first three months of fiscal 2015 would have been $110.0 million when taking into consideration the change in average foreign currency fluctuations of $6.5 million as compared to the Pro forma Adjusted EBITDA of $111.1 million for the three months ended January 3, 2015, a reduction of $1.1 million.

Reconciliation (Non-GAAP) Adjusted Diluted Earnings Per Share

	Three Months Ended
Adjusted (Non-GAAP) Diluted Earnings Per Share	April 4, 2015	March 29, 2014

Weighted average shares of common stock outstanding (millions)	165,146	164,386

Reported Earnings Per Share (fully diluted)	$—	$(0.32)
Non-cash inventory step-up associated with the VION Acquisition	—	0.19
Acquisition and integration costs	0.02	0.08
Amortization of intangibles	0.07	0.09
Redemption premium on 8.5% Senior Notes and write off deferred loan costs	—	0.13
Foreign currency price risk VION Acquisition	—	0.05

Adjusted diluted earnings per share attributable to Darling (Non-GAAP) (1)	$0.09	$0.22

(1)	Adjustments to diluted earnings per share of acquisition related items are net of tax. Calculations of all adjustment tax amounts were at the applicable effective tax rate for the period, except for discrete items in fiscal 2015 and fiscal 2014. The effective tax rate used for calculating Non-GAAP Adjusted EPS in the above table for the quarter ended April 4, 2015 and March 29, 2014 was 45.9% and 30.3%, respectively.

First Quarter Segment Performance

Feed Ingredients

($ thousands)	April 4, 2015	March 29, 2014
Net Sales	$547,498	$586,107

Operating Income	35,414	37,533
Operating Income Bridge Adjustments:
Non-cash Inventory Adjustment	—	12,700

Adjusted Operating Income	$35,414	$50,233
FX Translation Impact	4,600	—

Adjusted Operating Income / FX	$40,014	$50,233

•

Feed Ingredients operating income for the first three months of fiscal 2015 was $35.4 million, a decrease of $2.1 million as compared to the first three months of fiscal 2014. Adjusting the first three months of fiscal 2014 for the

News Release May 14, 2015 Page 6

non-cash inventory step-up associated with the VION Acquisition of approximately $12.7 million and comparing to the first three months of fiscal 2015, operating income was lower by $14.8 million. In addition, Feed Ingredients was negatively impacted by foreign exchange translation by approximately $4.6 million when using prior year average exchange rates.

•	Lower earnings in the United States operations were predominantly related to lower finished product prices, particularly for fats in the Company’s non-formula business and Bakery Feeds. The $38.6 million decrease in sales were due to decreases in sales of fats $(18.8) million, proteins $(13.2) million, Bakery Feeds $(0.4) and other sales of $(6.2) million.

Food Ingredients

($ thousands)	April 4, 2015	March 29, 2014
Net Sales	$270,157	$293,462

Operating Income/(Loss)	$10,847	$(12,142)
Operating Income Bridge Adjustments:
Non-cash Inventory Adjustment	—	31,900

Adjusted Operating Income	$10,847	$19,758
FX Translation Impact	6,900	—

Adjusted Operating Income / FX	$17,747	$19,758

•	Food Ingredients operating income was $10.8 million for the first three months of 2015, an increase of $22.9 million as compared to the first three months of fiscal 2014. Adjusting the first three months of fiscal 2014 for the non-cash inventory step-up associated with the VION Acquisition of approximately $31.9 million and comparing this to the first three months of fiscal 2015, the Food Ingredients operating income for the first three months of fiscal 2015 is lower by $9.0 million. In addition, Food Ingredients was negatively impacted by foreign exchange translation by approximately $6.9 million when using prior year average exchange rates.

•	The gelatin business performed well as compared to the prior year as a result of increased demand in China and lower raw material prices in other regions. The European edible fats operating income was down compared to the prior year due to the continued closure of the Russian trade border although volumes were up. The Company’s casings business improved slightly from the prior year ago period.

News Release May 14, 2015 Page 7

Fuel Ingredients

($ thousands)	April 4, 2015	March 29, 2014
Net Sales	$57,039	$66,723

Operating Income	$2,494	$2,345
Operating Income Bridge Adjustments:
Non-cash Inventory Adjustment	—	200

Adjusted Operating Income	$2,494	$2,545
FX Translation Impact	2,400	—

Adjusted Operating Income / FX	$4,894	$2,545

•	Exclusive of the DGD Joint Venture, Fuel Ingredients operating income for the first three months of fiscal 2015 was $2.5 million, an increase of $0.2 million as compared to the first three months of fiscal 2014. Adjusting the first three months of fiscal 2014 for the non-cash inventory step-up adjustment of $0.2 million and comparing this to the first three months of fiscal 2015, the operating income is the same. The Fuel Ingredients segment was negatively impacted by foreign exchange translation by $2.4 million when using prior year average exchange rates.

•	The DGD Joint Venture segment income for the first three months of fiscal 2015 was a loss of $(2.2) million, as compared to a profit of $4.7 million in the same period of 2014. The DGD Joint Venture was negatively impacted by lower RIN values resulting from an uncertain regulatory environment with respect to the U.S. RVO requirements for 2015.

•	Volumes and demand for our Rendac and Ecoson operations in Europe were steady for the first three months of fiscal 2015.

About Darling

Darling Ingredients Inc. is the world’s largest publicly-traded developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and specialty products for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy, and fertilizer industries. With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into broadly used and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts used cooking oil and commercial bakery residuals into valuable feed and fuel ingredients. In addition, the Company provides grease trap services to food service establishments, environmental services to food processors and sells restaurant cooking oil delivery and collection equipment. For additional information, visit the Company’s website at http://ir.darlingii.com.

News Release May 14, 2015 Page 8

Darling Ingredients Inc. will host a conference call to discuss the Company’s first quarter 2015 financial results at 8:00 am Eastern Time (7:00 am Central Time) on Friday, May 15, 2015. To listen to the conference call, participants calling from within North America should dial 866-777-2509; international participants should dial 412-317-5413. Please refer to access code 10065384. Please call approximately ten minutes before the start of the call to ensure that you are connected.

The call will also be available as a live audio webcast that can be accessed on the Company website at http://ir.darlingii.com. Beginning one hour after its completion, a replay of the call can be accessed through May 22, 2015, by dialing 877-344-7529 (U.S. callers), 855-669-9658 (Canada) and 412-317-0088 (international callers). The access code for the replay is 10065384. The conference call will also be archived on the Company’s website.

Use of Non-GAAP Financial Measures:

Adjusted EBITDA is presented here not as an alternative to net income, but rather as a measure of the Company’s operating performance and is not intended to be a presentation in accordance with GAAP. Since EBITDA (generally, net income plus interest expenses, taxes, depreciation and amortization) is not calculated identically by all companies, this presentation may not be comparable to EBITDA or Adjusted EBITDA presentations disclosed by other companies. Adjusted EBITDA is calculated in this presentation and represents, for any relevant period, net income/(loss) plus depreciation and amortization, goodwill and long-lived asset impairment, interest expense, (income)/loss from discontinued operations, net of tax, income tax provision, other income/(expense) and equity in net loss of unconsolidated subsidiary. Management believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of financing income taxes and certain non-cash and other items that may vary for different companies for reasons unrelated to overall operating performance.

As a result, the Company’s management used Adjusted EBITDA as a measure to evaluate performance and for other discretionary purposes. However, Adjusted EBITDA is not a recognized measurement under GAAP, should not be considered as an alternative to net income as a measure of operating results or to cash flow as a measure of liquidity, and is not intended to be a presentation in accordance with GAAP. In addition to the foregoing, management also uses or will use Adjusted EBITDA to measure compliance with certain financial covenants under the Company’s Senior Secured Credit Facilities and 5.375% Notes that were outstanding at April 4, 2015. However, the amounts shown in this presentation for Adjusted EBITDA differ from the amounts calculated under similarly titled definitions in the Company’s Senior Secured Credit Facilities and 5.375% Notes, as those definitions permit further adjustments to reflect certain other non-recurring costs and non-cash charges.

In addition, the Company’s management used adjusted diluted earnings per share as a measure of earnings due to the significant merger and acquisition activity of the Company. However, an adjusted earnings per share is not a recognized measurement under GAAP and should not be considered as an alternative to diluted earnings per share presented in accordance with GAAP. Adjusted diluted earnings per share is defined as adjusted net income attributable to Darling divided by the weighted average shares of diluted common stock. Adjusted net income attributable to Darling is defined as a reconciliation of net income attributable to Darling, net of tax (i) adjusted for net of tax acquisition and integration costs related to merger and acquisitions, (ii) net of tax amortization of acquisition related intangibles and (iii) net of tax certain non-recurring items that are not part of normal operations. This measure is solely for the purpose of calculating adjusted diluted earnings per share and is not intended to be a substitute of presentation in accordance with GAAP.

Cautionary Statements Regarding Forward-Looking Information:

{This media release contains “forward-looking” statements regarding the business operations and prospects of Darling Ingredients Inc. and industry factors affecting it. These statements are identified by words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “could,” “may,” “will,” “should,” “planned,” “potential,” “continue,” “momentum,” and other words referring to events that may occur in the future. These statements reflect Darling Ingredient’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, each of which could cause actual results to differ materially from those indicated in the forward-looking statements. These factors include, among others, existing and unknown future limitations on the ability of the Company’s direct and indirect subsidiaries to make their cash flow available to the Company for payments on the Company’s indebtedness or other purposes; unanticipated costs or operating problems related to the acquisition and integration of Rothsay and Darling Ingredients International (including transactional costs and integration of the new enterprise resource planning (ERP) system); global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs and poultry, thus affecting available rendering feedstock and selling prices for the Company’s products; reductions in raw material volumes available to the Company due to weak margins in the meat production industry as a result of higher feed costs, reduced consumer demand or other factors, reduced volume from food service establishments, reduced demand for animal feed, or otherwise; reduced finished product prices; continued decline in fat and used cooking oil finished product prices; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs like the Renewable Fuel Standards Program (RFS2) and tax credits for biofuels both in the Unites States and abroad; possible product recall resulting from developments relating to the discovery of unauthorized adulterations to food or food additives; the occurrence of Bird Flu including, but not limited to H5N1 flu, bovine spongiform encephalopathy (or “BSE”), porcine epidemic diarrhea (“PED”) or other diseases associated with animal origin in

News Release May 14, 2015 Page 9

the United States or elsewhere; unanticipated costs and/or reductions in raw material volumes related to the Company’s compliance with the existing or unforeseen new U.S. or foreign regulations (including, without limitation, China) affecting the industries in which the Company operates or its value added products (including new or modified animal feed, Bird Flu, PED or BSE or similar or unanticipated regulations); risks associated with the renewable diesel plant in Norco, Louisiana owned and operated by a joint venture between Darling Ingredients and Valero Energy Corporation, including possible unanticipated operating disruptions; risks relating to possible third party claims of intellectual property infringement; increased contributions to the Company’s pension and benefit plans, including multiemployer and employer-sponsored defined benefit pension plans as required by legislation, regulation or other applicable U.S. or foreign law or resulting from a U.S. mass withdrawal event; bad debt write-offs; loss of or failure to obtain necessary permits and registrations; continued or escalated conflict in the Middle East, North Korea, Ukraine or elsewhere; and/or unfavorable export or import markets. These factors, coupled with volatile prices for natural gas and diesel fuel, climate conditions, currency exchange fluctuations, general performance of the U.S. and global economies, disturbances in world financial, credit, commodities and stock markets, and any decline in consumer confidence and discretionary spending, including the inability of consumers and companies to obtain credit due to lack of liquidity in the financial markets, among others, could negatively impact the Company’s results of operations. Among other things, future profitability may be affected by the Company’s ability to grow its business, which faces competition from companies that may have substantially greater resources than the Company. Other risks and uncertainties regarding Darling Ingredients Inc., its business and the industries in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Darling Ingredients Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

For More Information, contact:

Melissa A. Gaither, Director of Investor Relations	Email: mgaither@darlingii.com
251 O’Connor Ridge Blvd., Suite 300	Phone: 972-717-0300
Irving, Texas 75038

News Release May 14, 2015 Page 10

Darling Ingredients Inc.

Condensed Consolidated Balance Sheets

April 4, 2015 and January 3, 2015

(Dollars in thousands)

	April 4, 2015	January 3, 2015
	(unaudited)
Current assets:
Cash and cash equivalents	$112,131	$108,784
Restricted cash	353	343
Accounts Receivable, net	376,968	409,779
Inventories	398,179	401,613
Prepaid expenses	54,848	44,629
Income taxes refundable	25,531	22,140
Other current assets	30,642	21,324
Deferred income taxes	45,139	45,001

Total current assets	1,043,791	1,053,613

Property, plant and equipment,
less accumulated depreciation, net	1,507,625	1,574,116
Intangible assets,
less accumulated amortization, net	869,800	932,413

Other assets:
Goodwill	1,255,105	1,320,419
Investment in unconsolidated subsidiaries	198,639	202,712
Other assets	67,023	71,009
Deferred income taxes	15,832	16,431

Total assets	$4,957,815	$5,170,713

Current liabilities:
Current portion of long-term debt	$81,195	$54,401
Accounts payable, principally trade	161,853	168,518
Income taxes payable	6,138	4,363
Accrued expenses	224,845	256,119
Deferred income taxes	1,540	642

Total current liabilities	475,571	484,043

Long-term debt, net of current portion	2,009,535	2,098,039
Other non-current liabilities	112,354	114,700
Deferred income taxes	402,414	422,797

Total liabilities	2,999,874	3,119,579

Commitments and contingencies
Total Darling’s stockholders’ equity:	1,852,794	1,952,990
Noncontrolling interests	105,147	98,144

Total stockholders’ equity	$1,957,941	$2,051,134

	$4,957,815	$5,170,713

News Release May 14, 2015 Page 11

Darling Ingredients Inc.

Consolidated Operating Results

For the Periods Ended April 4, 2015 and March 29, 2014

(Dollars in thousands, except per share data)

(unaudited)

	Three Months Ended
	April 4, 2015	March 29, 2014	$ Change Favorable (Unfavorable)
Net sales	$874,694	$946,292	$(71,598)

Costs and expenses:
Cost of sales and operating expenses	$684,521	$775,206	90,685
Selling, general and administrative expenses	86,631	90,033	3,402
Depreciation and amortization	66,398	65,669	(729)
Acquisition and Integration costs	5,319	15,948	10,629

Total costs and expenses	842,869	946,856	103,987
Operating income/(loss)	31,825	(564)	32,389

Other expense:
Interest expense	(23,109)	(58,857)	35,748
Foreign currency loss	(2,460)	(13,814)	11,354
Other income/(expense), net	(509)	(1,138)	629

Total other expense	(26,078)	(73,809)	47,731

Equity in net income/(loss) of unconsolidated subsidiary	(1,808)	5,077	(6,885)

Income/(loss) before income taxes	3,939	(69,296)	73,235

Income taxes expense/(benefit)	2,115	(18,290)	(20,405)

Net income/(loss)	$1,824	$(51,006)	$52,830

Net (income)/loss attributable to noncontrolling interests	$(1,715)	$(1,797)	$82

Net income/(loss) attributable to Darling	$109	$(52,803)	$52,912

Basic income/(loss) per share	$—	$(0.32)	$0.32

Diluted income/(loss) per share	$—	$(0.32)	$0.32

News Release May 14, 2015 Page 12

Darling Ingredients Inc.

Consolidated Statement of Cash Flows

For the Periods Ended April 4, 2015 and March 29, 2014

(Dollars in thousands)

(unaudited)

	Three Months Ended
	April 4, 2015	March 29, 2014
Cash flows from operating activities:
Net income/(loss)	$1,824	$(51,006)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	66,398	65,669
Loss/(gain) on disposal of property, plant, equipment and other assets	47	(916)
Gain on insurance proceeds from insurance settlements	(341)	—
Deferred taxes	503	(9,499)
Increase/(decrease) in long-term pension liability	261	(688)
Stock-based compensation expense	1,282	8,459
Write-off deferred loan costs	—	4,330
Deferred loan cost amortization	2,409	2,452
Equity in net (income)/loss of unconsolidated subsidiaries	1,808	(5,077)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	12,269	7,018
Income taxes refundable/payable	(1,857)	(11,739)
Inventories and prepaid expenses	(26,511)	16,700
Accounts payable and accrued expenses	(19,985)	(63,824)
Other	21,133	7,671

Net cash provided/(used) by operating activities	59,240	(30,504)

Cash flows from investing activities:
Capital expenditures	(50,838)	(51,360)
Acquisitions, net of cash acquired	—	(2,081,690)
Gross proceeds from disposal of property, plant and equipment and other assets	534	1,324
Proceeds from insurance settlement	341	—
Payments related to routes and other intangibles	(753)	(6,812)

Net cash used by investing activities	(50,716)	(2,138,538)

Cash flows from financing activities:
Proceeds from long-term debt	5,943	1,797,509
Payments on long-term debt	(13,602)	(263,971)
Borrowings from revolving credit facility	27,428	223,310
Payments on revolving credit facility	(37,943)	(273,474)
Net cash overdraft financing	31,162	—
Deferred loan costs	—	(38,786)
Issuance of commons stock	81	2,504
Minimum withholding taxes paid on stock awards	(4,469)	(4,709)
Excess tax benefits from stock-based compensation	(35)	960
Distributions to noncontrolling interests	(38)	—

Net cash provided by financing activities	8,527	1,443,343
Effect of exchange rate changes on cash	(13,704)	(1,736)

Net increase/(decrease) in cash and cash equivalents	3,347	(727,435)
Cash and cash equivalents at beginning of period	108,784	870,857

Cash and cash equivalents at end of period	$112,131	$143,422

Supplemental disclosure of cash flow information:
Accrued capital expenditures	$2,164	$1,437

Cash paid during the period for:
Interest, net of capitalized interest	$26,118	$35,472

Income taxes, net of refunds	$5,149	$5,466

- END -